UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 1, 2007

FIRSTBANK CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification No.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	48801 (Zip Code)

Registrant’s telephone number, including area code: (989) 463-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01      Entry into a Material Definitive Agreement

        On February 1, 2007, Firstbank Corporation, a bank holding company headquartered in Alma, Michigan (“Firstbank”), and ICNB Financial Corporation (“ICNB”), a bank holding company in Ionia, Michigan, announced that they had entered into an Agreement and Plan of Merger, dated as of February 1, 2007 (the “Merger Agreement”), which sets forth the terms and conditions pursuant to which Firstbank will acquire ICNB (the “Merger”). ICNB is the holding company for The Ionia County National Bank of Ionia.

        The Merger Agreement provides that 50% of the total shares of ICNB common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 1.407 shares of Firstbank common stock per share with the remaining outstanding shares of ICNB common stock exchanged for the right to receive $31.50 in cash per share, subject to adjustment under certain circumstances described in the Merger Agreement.

        Consummation of the Merger is subject to a number of customary conditions, including, but not limited to, the approval of the Merger Agreement by the shareholders of ICNB and the receipt of requisite regulatory approvals of the Merger. The Merger is expected to be completed during the second quarter of 2007.

        The preceding disclosure is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

Section 7.01      Regulation FD Disclosure

        On February 1, 2007, Firstbank and ICNB issued a press release announcing the execution of the Merger Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This information is furnished to, and not filed with, the Commission.

Section 9.01      Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	The following exhibits are included with this Report:

2.1	Agreement and Plan of Merger, dated February 1, 2007, among Firstbank Corporation and ICNB Financial Corporation.

99.1	Press Release dated February 1, 2007, announcing execution of the Merger Agreement.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 1,2007	FIRSTBANK CORPORATION (Registrant) By: /s/ Samuel G. Stone —————————————— Samuel G. Stone Executive Vice President and CFO